EXHIBIT 6.27

                      Amendment to Asset Purchase Agreement

Frank W. Rice
Town `N Country Towing
July 30, 1999

The legal documentation necessary to close the funding has not been completed despite a tremendous effort by the personnel at 1-800-AutoTow and the attorneys for all parties. We request an extension on your Purchase Agreement until August 6, 1999.

Because of this delay and for your consideration of this extension, rather than utilize the contracted stock price calculation in the Agreement, we are willing to fix your stock price at $0.70 per share.

By executing this Amendment, you acknowledge a waiver of the July 30, 1999 funding date in the Purchase Agreement and grant an extension until the end of this week (August 6, 1999).

Sincerely,
                                            Agreed:
/s/ Joel B. Nagelmann                       /s/ Frank W. Rice
---------------------                       -----------------
Joel B. Nagelmann                           Frank W. Rice
President & CEO                             Seller